Exhibit 5.1
Our ref            AEO\302248\3691635v4
Direct tel         +852 2971 3081
Email               alice.ooi@maplesandcalder.com
Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335
People’s Republic of China
2 March 2010
Dear Sirs
Ctrip.com International, Ltd.
We act as Cayman Islands counsel for Ctrip.com International, Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”) and the base prospectus (the “Prospectus”) included therein, with respect to the public offering by the Company of ordinary shares with a par value of US$0.01 (the “Shares”) in the form of American Depositary Shares (the “ADSs”).
The Registration Statement also relates to the sale by any selling shareholder from time to time of certain ADSs representing the Company’s shares (the “Issued Shares”).
We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.
1	Documents Reviewed
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:
1.1	the certificate of incorporation dated 3 March 2000;
1.2	the amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 8 December 2000 and as further amended by a special resolution passed on 17 October 2006 (the “M&A”);
1.3	the written resolutions of the directors of the Company dated 30 January 2010 (the “Directors’ Resolutions”);
1.4	a certificate from a Director of the Company addressed to this firm dated 2 March 2010, a copy of which is attached hereto (the “Director’s Certificate”);

1.5	a certificate of good standing dated 15 January 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);
1.6	the Registration Statement; and

1.7	the Prospectus.
2	Assumptions
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:
2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;
2.2	the genuineness of all signatures and seals; and
2.3	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.
3	Opinion
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;
3.2	the authorised share capital of the Company is US$1,000,000 divided into 100,000,000 ordinary shares of a nominal or par value of US$0.01 each;
3.3	the Issued Shares have been duly authorized and are legally issued, fully paid and non-assessable;
3.4	the issuance and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued, fully paid and non-assessable; and
3.5	the statements under the caption “Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications
This opinion is subject to the qualification and limitation that under the Companies Law (2009) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any mattes which the Company Law (2009 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder
Encl